ADVANCED SERIES TRUST

AST International Equity Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 6th day of March, 2023 between PGIM Investments LLC (PGIM Investments), a New York limited liability company and AST Investment Services, Inc. (ASTIS), a Maryland corporation (together, the Co-Managers), and LSV Asset Management, a Delaware general partnership (LSV or the Subadviser),

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments and ASTIS act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust's portfolio as delegated to the Subadviser by the Co-Managers, including the purchase, retention and disposition thereof, in accordance with the Trust's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Co-Managers shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, and the Trust's valuation procedures as provided to it by the Co-Managers (the Trust Documents) and with the instructions and directions of the Co-Managers and of the Board of Trustees of the Trust, co-operate with the Co-Managers' (or their designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other federal and state laws and regulations, each only as applicable to Subadviser’s obligations hereunder. In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required of the Subadviser by the Securities and Exchange Commission (the Commission), it being understood and agreed that the Subadviser shall not be responsible for any filings or portions thereof required of the Trust or the Co-Managers, except as agreed to in writing on a case-by-case basis. The Co-Managers shall provide Subadviser timely with copies of any updated Trust Documents relating to the Subadviser’s duties with respect to the portion of the Trust delegated to it, and afford the Subadviser notice of any changes to its duties thereunder and reasonable time to comply therewith.

(iii) The Subadviser shall determine the securities and other instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with the Co-Managers or Subadviser (collectively, Brokers), to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by Brokers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. The Co-Managers (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through Brokers (including, to the extent legally permissible, Brokers affiliated with the Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such Brokers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another Broker would have charged for effecting that transaction, if the brokerage or research services provided by such Broker, viewed in light of either that particular investment transaction or the overall responsibilities of the Co-Managers (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. On occasions when the Subadviser deems the purchase or sale of a security or other instrument to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other instruments to be sold or purchased. In such event, allocation of the securities or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients. In connection herewith, the Subadviser is authorized to execute and provide account documentation, agreements, contracts, or other documents requested by brokers, dealers, crossing networks, banks, or other persons in connection with its management of the portion of the Trust delegated to it, and to generally perform any other act necessary to enable the Subadviser to perform the services contemplated hereby.

(iv) The Subadviser shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as required by Rule 31a-l under the 1940 Act, and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities in accordance with section 1(g) hereof.

(v) The Subadviser or an affiliate shall provide the Trust's custodian on each business day with information relating to all transactions concerning the portion of the Trust's assets it manages, and shall provide the Co-Managers with such information upon request of the Co-Managers. The Subadviser shall not take possession or custody of any of the Trust’s assets. The Co-Managers and Trust shall direct the custodian that the Subadviser is authorized to give instructions for the purchase, sale, conversion, exchange, or retention of any security, cash, or cash equivalent in respect of the portion of the Trust delegated to the Subadviser, and shall be provided copies of all statements or reports prepared by the custodian for such portion of the Trust.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Co-Managers understand and agree that if the Co-Managers manage the Trust in a "manager-of-managers" style, the Co-Managers will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-l0, Rule l0f-3, Rule 12d3-1 and Rule 17e-l under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust assets.

(b) The Subadviser shall keep the Trust's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to the Subadviser's services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will tender promptly to the Trust any of such records upon the Trust's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(c) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations, and applicable rules of any self-regulatory organization.

(d) The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Co-Managers and the Trust, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it maintains adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, non public information by the Subadviser and its employees as required by the applicable federal securities laws.

(e) The Subadviser shall furnish to the Co-Managers copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(c) hereof as the Co-Managers may reasonably request.

(f) The Subadviser shall be responsible for the voting of shareholder proxies with respect to the investments and securities held in the Trust's portfolio, subject to its policies and procedures and such reasonable reporting and other requirements as shall be established by the Co-Managers. Notwithstanding the foregoing, the Trust and not the Subadviser shall be responsible for any and all monitoring or filing in connection with bankruptcies, class actions, or other securities litigations involving the securities held or previously held in the portion of the Trust delegated to the Subadviser, or involving the issuers of such securities.

(g) The Subadviser agrees to use reasonable efforts to evaluate whether market quotations are readily available for the Trust's portfolio investments and whether those market quotations are reliable for purposes of internally valuing the Trust's portfolio investments, and to promptly notify the Co-Managers upon the occurrence of any significant event with respect to any of the Trust's portfolio investments held in the portion of the Trust delegated to the Subadviser in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Co-Managers, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Co-Managers in valuing investments of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the investments being valued. The Co-Managers and Trust acknowledge and agree that the Subadviser is not the Trust’s pricing agent and shall not be deemed a substitute for any independent pricing agent or valuation committee of the Trust, and that none of the valuation information which the Subadviser provides pursuant to this section 1(g) shall be deemed to be the official books and records of the Trust for tax, accounting, or any other purpose.

(h) The Subadviser shall provide the Co-Managers with any information reasonably requested regarding its management of the Trust's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the Commission. The Subadviser shall provide the Co-Managers with any reasonable certification, documentation or other information reasonably requested or required by the Co-Managers for purposes of the certifications of shareholder reports by the Trust's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation, provided that the content of such certifications, documentation, or other information relates only to the duties and obligations of the Subadviser hereunder. The Subadviser shall promptly inform the Trust and the Co-Managers if the Subadviser becomes aware of any information that it provided to the Co-Managers for inclusion in the Prospectus that is (or will become) materially inaccurate or incomplete. The Co-Managers and Trust hereby acknowledge receipt of Subadviser’s most recent Form ADV Part 2, including the risks and conflicts disclosures contained therein, and consent to electronic delivery of Subadviser’s Form ADV and amendments or annual updates thereto during the term of this Agreement.

(i) The Subadviser shall notify the Co-Managers as soon as reasonably practicable upon determination of any material breach of the Trust Documents.

(j) The Subadviser shall keep the Trust’s Co-Managers informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Trust. In this regard, the Subadviser shall provide the Trust, the Co-Managers, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement and the Co-Managers may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadviser shall provide the Co-Managers and the Board with reports regarding the Subadviser's management of the Trust's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Co-Managers. The Subadviser shall certify quarterly to the Co-Managers that it and its "Advisory Persons" (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadviser's Code of Ethics and compliance program, respectively, to the Co-Managers. Upon written request of the Co-Managers with respect to material violations of the Code of Ethics directly affecting the Trust, the Subadviser shall permit representatives of the Trust or the Co-Managers to examine reports (or summaries of the reports) required to be made by Rule 17j-l(d)(1) relating to enforcement of the Code of Ethics.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser, any list(s) of restricted investments, or similar such limitations or restrictions on Subadviser’s discretion hereunder).

3. For the services provided pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust's average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Liability for payment of compensation by the Co-Managers to the Subadviser under this Agreement is contingent upon the Co-Managers' receipt of payment from the Trust for management services described under the Management Agreement between the Trust and the Co-Managers. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers.

4. (a) Each party acknowledges that, in this course of dealing, it may receive or have access to confidential and business and other proprietary information of the other parties, or third parties with whom they conduct business.  Such information is collectively referred to as “Confidential Information.”  Each party agrees that it shall treat Confidential Information of another party as confidential and shall not use such Confidential Information or disclose such Confidential Information to third parties, except to the extent necessary for purposes of rendering services or performing obligations pursuant to this Agreement, as required by applicable law, rule or regulation or as otherwise expressly agreed to in writing by the parties. For the avoidance of doubt, nothing in this Agreement, including the foregoing, prevents the Subadviser from utilizing the Co-Mangers’ or Trust’s names in the Subadviser’s list of clients in its marketing materials.

(b)

Each party certifies that (i) its treatment of Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) it has implemented and currently maintains an effective written information security program (“Information Security Program”) including administrative, technical, and physical safeguards and other security measures reasonably necessary to (a) ensure the security and confidentiality of Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm or inconvenience to the other parties, or to any person who may be identified by Confidential Information.  Each party shall immediately notify the other parties if it determines that itis in material breach of this Section 4(b).  At the Co-Managers’ reasonable request, the Subadviser agrees to certify in writing to the Co-Managers, its compliance with the terms of this Section.

(c)

The Subadviser shall notify the Co-Managers or their agents of its designated primary information security manager.  The security manager will be responsible for managing and coordinating the performance of the Subadviser’s obligations set forth in its Information Security Program and this Section 4.

(d)

The Subadviser shall review and, as appropriate, revise its Information Security Program at least annually or whenever there is a material change in the Subadviser’s business practices that may reasonably affect the security, confidentiality or integrity of the information its Information Security Program is designed to protect.  During the course of providing the services, the Subadviser may not alter or modify its Information Security Program in such a way that will weaken or compromise the security, confidentiality, or integrity of Confidential Information.

(e)

The Subadviser shall maintain appropriate access controls, including, but not limited to, limiting access to Confidential Information to those of the Subadviser’s employees or agents who reasonably require such access in order to provide the services to the Co-Managers.

(f)

The Subadviser shall conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of information its Information Security Program is designed to protect; and evaluate and improve, where necessary, the effectiveness of its information security controls.  Such assessments will also consider the Subadviser’s compliance with its Information Security Program and the laws applicable to the Subadviser.

(g)

The Subadviser shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks.  If any testing detects any anomalies, intrusions, or vulnerabilities in any information technology systems processing, storing or transmitting any of the Trust’s and/or Co-Managers’ Confidential Information, the Subadviser shall timely endeavor to address and mitigate those test results in a reasonably prudent manner.

(h)

The Subadviser shall notify the Co-Managers, promptly and without unreasonable delay, but in no event more than four business days after reasonably determining Confidential Information of the Co-Managers or Trust has been subject to any unauthorized, unlawful or accidental access, disclosure, loss, misuse, destruction, acquisition or damage (a “Security Incident”), subject to the Subadviser not being prohibited by law, court order, regulation, or other legal restriction from furnishing such notice. Thereafter, the Subadviser shall: (i) promptly furnish to the Co-Managers a summary of the Security Incident; and (ii) assist and cooperate with the Co-Managers and the Co-Managers’ designated representatives in the Co-Managers’ investigation of the Security Incident.  The Subadviser will make its primary information security manager available to the designated representatives of the Co-Managers to discuss any such Security Incident, cooperate with the Co-Managers in any litigation or other formal action against third parties deemed necessary by the Co-Managers to protect the Co-Managers’ rights, and   take appropriate action to prevent a recurrence of any Security Incident.

(i)

Upon the Co-Managers’ reasonable request at any time during the term of the Agreement, the Subadviser shall promptly provide the Co-Managers with information related to the Subadviser’s information security safeguards and practices.

(j)

For the purpose of auditing the Subadviser’s compliance with this Section, the Subadviser shall provide to the Co-Managers, on reasonable notice. reasonable assistance and cooperation of the Subadviser’s relevant employees and agents; and reasonable facilities at the Subadviser’s premises.

5. The Subadviser will not engage any third party to provide investment advisory services to the portion of the Trust's portfolio as delegated to the Subadviser by the Co-Managers without the express written consent of the Co-Managers.  Such consent shall be granted in the Co-Managers’ reasonable discretion and only to the extent that (i) the Subadviser assumes all responsibility for any action or inaction of the third-party investment advisory service provider as it relates to the Trust's portfolio as delegated to the Subadviser by the Co-Managers; and (ii) the Subadviser fully indemnifies, holds harmless, and defends the Co-Managers and its directors, officers, employees, agents, and affiliates from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs, and expenses (including but not limited to reasonable attorney’s fees and costs) which arise out of or relate to the provision of investment advisory services by any such service provider.

6. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against the Subadviser under federal or state securities laws. The Co-Managers shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Co-Managers' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

7. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, or by the Co-Managers or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

To the extent that the Co-Managers delegate to the Subadviser management of all or a portion of a portfolio of the Trust previously managed by a different subadviser or the Co-Managers, the Subadviser agrees that its duties and obligations under this Agreement with respect to that delegated portfolio or portion thereof shall commence as of the date the Co-Managers begin the transition process to allocate management responsibility to the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed electronically or by registered mail, postage prepaid, (1) to the Co-Managers at 655 Broad Street, 6th Floor, Newark, NJ 07102, Attention: Secretary, with e-mail to: benjamin.jessen@prudential.com (for PGIM Investments) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary, with e-mail to: benjamin.jessen@prudential.com (for ASTIS); (2) to the Trust at 655 Broad Street, 6th Floor, Newark, NJ 07102, Attention: Secretary, with e-mail to: Andrew.french@prudential.com; or (3) to the Subadviser at 155 North Wacker Drive, Suite 4600, Chicago, Illinois, 60606, Attention: Chief Operating Officer, with e-mail to KPhelan@lsvasset.com.

8. Nothing in this Agreement shall limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9. During the term of this Agreement, the Co-Managers agree to implement policies and procedures reasonably designed to ensure compliance with rules and regulations applicable to the marketing and promotion of the Trust to shareholders or the public under the 1940 Act, the Advisers Act, those Commission rules thereunder, or any written guidance from the Commission or its staff, including in connection with any material which may refer to the Subadviser in any way.  As may be required thereby, the Co-Managers may furnish the Subadviser at its principal office all prospectuses, proxy statements, and reports to shareholders which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof.  For so long as required by applicable regulations, the Co-Managers also agree to maintain and furnish to the Subadviser, upon request, copies of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which make reference to the Subadviser. The Co-Managers further agree to prospectively make reasonable changes to such materials upon the Subadviser's written request, and to implement those changes in the next regularly scheduled production of those materials or as soon as reasonably practical. All such prospectuses, proxy statements, replies to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadviser may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

10. This Agreement may only be amended by mutual written consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act. This Agreement reflects the entire understanding between the parties concerning the subject matter hereof and supersedes any prior negotiations, representations, or agreements, written or oral, with respect to the subject matter hereof. Each party acknowledges that it has not executed this Agreement in reliance on any inducement, warranty, or representation other than as set forth herein.

11. This Agreement shall be governed by the laws of the State of New York.

12. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By: /s/ Timothy Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By:  /s/ Timothy Cronin

Name: Timothy S. Cronin

Title: President

LSV Asset Management

By: /s/ Kevin Phelan

Name: Kevin Phelan

Title: COO

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by LSV Asset Management, PGIM Investments LLC and AST Investment Services, Inc. will pay LSV Asset Management a subadvisory fee on the net assets managed by LSV Asset Management that is equal, on an annualized basis, to the following:

Portfolio Name	Subadvisory Fee for the Portfolio*
AST International Equity Portfolio

Under $1.25 billion

0.450% of average daily net assets to $150 million;

0.425% of average daily net assets over $150 million to $300 million;

0.400% of average daily net assets over $300 million to $450 million;

0.375% of average daily net assets over $450 million to $750 million; and

0.350% of average daily net assets over $750 million

Over $1.25 billion

0.350% on all assets

* For purposes of calculating the advisory fee payable to LSV Asset Management, the assets managed by LSV Asset Management in the following will be aggregated: (i) the AST Advanced Strategies Portfolio of Advanced Series Trust; (ii) the AST International Equity Portfolio of Advanced Series Trust; (iii) the Global Portfolio of The Prudential Series Fund; and (iv) any other portfolio subadvised by LSV Asset Management on behalf of either Co-Manager pursuant to substantially the same investment strategy.

* In the event LSV Asset Management invests Portfolio assets in other pooled investment vehicles it manages or subadvises, LSV Asset Management will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to LSV Asset Management with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Dated as of: March 6, 2023